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EXHIBIT 23(b)
                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Union Planters Corporation of our report dated January 20, 1994, except as to Note 2 which is as of March 1, 1994, which appears on page 34 of Union Planters Corporation's 1993 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, and to the use of our report dated September 8, 1994, which appears on page __ of Union Planters Corporation's Form 8-K dated October 20, 1994. We also consent to the reference to our firm under the heading of "Experts" in such Joint Proxy Statement/Prospectus.



Price Waterhouse LLP
Memphis, Tennessee
October 31, 1994